COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY ANNOUNCES:

13% INCREASE IN THIRD QUARTER 2012 PRODUCTION TO 2.87 MILLION BARRELS OF OIL EQUIVALENT;
THIRD QUARTER 2012 EARNINGS OF $3.1 MILLION, OR $0.07 PER DILUTED SHARE;
THIRD QUARTER 2012 ADJUSTED CASH FLOW OF $71.2 MILLION, OR $1.66 PER DILUTED SHARE;
HOUSTON, November 1, 2012 – Swift Energy Company (NYSE: SFY) announced today earnings from continuing operations of $3.1 million for the third quarter of 2012, or $0.07 per diluted share, a decrease of 82% when compared to third quarter 2011 earnings from continuing operations of $17.0 million, or $0.39 per diluted share, and an increase of 3% when compared to earnings of $3.0 million in the second quarter of 2012.
Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 7 for reconciliation to the GAAP measure) for the third quarter of 2012 decreased 21% to $71.2 million, or $1.66 per diluted share, compared to $90.0 million, or $2.11 per diluted share, for the third quarter 2011, and decreased 2% when compared to adjusted cash flow of $72.7 million, or $1.69 per diluted share, for the second quarter of 2012.
Swift Energy produced 2.87 million barrels of oil equivalent (“MMBoe”) during the third quarter of 2012, a 13% increase over third quarter 2011 production of 2.54 MMBoe, and down 1% compared to second quarter 2012 production of 2.92 MMBoe. The Company previously announced that Hurricane Isaac caused approximately 175,000 barrels of oil equivalent (“Boe”) of primarily crude oil production to be shut-in during the third quarter.
Terry Swift, CEO of Swift Energy commented, “We continue to grow crude oil and natural gas liquids production and reserves and are proud of the results we have achieved across our core assets. Despite the disruptive effects of Hurricane Isaac, our people safely restored shut-in production in Louisiana and brought several meaningful new wells and recompletions on production. We continue to find variations in fluid characteristics, rock properties and operating conditions that present challenges and opportunities in the Eagle Ford development. Recent challenges together with the effects of Hurricane Isaac have led us to adjust our full year 2012 expected production range to 11.6 to 11.7 MMboe.
“Having recently conducted our first 60 acre downspacing test in LaSalle County, we are encouraged that we will have downspacing opportunities within our Eagle Ford inventory. Further downspacing tests may lead to increased drilling inventories in this liquids rich area.
“Swift Energy is still on track to have double digit production and reserves growth for 2012. While we intend to grow daily production levels in the fourth quarter of this year, as noted earlier, we have taken steps to significantly reduce our capital spending levels in 2013. This approach will allow us to balance production growth targets with an emphasis on maintaining financial strength and ample liquidity in an uncertain commodity price environment, while still achieving our long term strategic growth objective.”
Third Quarter Revenues and Expenses
Total revenues for the third quarter of 2012 decreased 10% to $128.8 million from the $142.5 million generated in the third quarter of 2011. This decrease is primarily attributable to lower realized commodity prices during the 2012 period.
Depreciation, depletion and amortization expense (“DD&A”) of $20.52 per barrel of oil equivalent (“Boe”) in the third quarter of 2012 decreased 4% from $21.40 per Boe in the comparable period in 2011 due to the addition of reserves in tandem with the realization of capital cost efficiencies.
Lease operating expenses, before severance and ad valorem taxes, were $9.26 per Boe in the third quarter 2012, a 10% decrease when compared to $10.31 per Boe in the same period of 2011, also driven by higher production levels during the 2012 period.
Severance and ad valorem taxes decreased to $3.72 per Boe in the third quarter 2012 from $5.32 per Boe in the third quarter of 2011 primarily due to lower prices realized per barrel of oil equivalent.
General and administrative expenses decreased to $4.16 per Boe during the third quarter of 2012, down from $4.48 per Boe in the same period in 2011 as a result of higher production levels. Interest expense increased to $4.79 per Boe in the third quarter of 2012 compared to $3.32 per Boe for the same period in 2011 due to new long term debt that was issued during the fourth quarter of 2011.
Third Quarter Pricing
The Company realized an aggregate average price of $44.51 per Boe during the quarter, a decline from the $56.31 per Boe average price received in the third quarter of 2011.
In the third quarter of 2012, Swift Energy’s average crude oil prices decreased 3% to $102.73 per barrel from $105.55 per barrel realized in the same period in 2011. For the same periods, average natural gas prices were $2.52 per thousand cubic feet (“Mcf”), down by 32% from the $3.68 per Mcf average price realized a year earlier. Prices for NGLs averaged $31.29 per barrel in the 2012 third quarter, a 46% decrease from third quarter 2011 NGL prices of $57.76 per barrel.
Third Quarter Drilling Activity
In the third quarter of 2012, Swift Energy drilled fourteen operated development wells and participated in two non-operated development wells. In the Company’s South Texas core area, eleven horizontal wells were drilled to the Eagle Ford shale, which included four wells in LaSalle County and seven wells in McMullen County.
In Swift Energy’s Southeast Louisiana core area, three wells were drilled in the Lake Washington field. In the Company’s Central Louisiana/East Texas core area, two non-operated wells targeting the Austin Chalk were drilled in the Burr Ferry field.
There are currently three operated rigs drilling in the Company’s South Texas core area and one operated barge rig drilling in its Southeast Louisiana area. One non-operated rig is active in the Central Louisiana/East Texas area.
Operations Update:
South Texas Operations
In the Company’s South Texas core area, twelve operated wells were completed during the third quarter. In McMullen County, six Eagle Ford wells and one Olmos well were completed. In LaSalle County, five Eagle Ford wells were completed.
Initial Production Test Rates of South Texas Horizontal Wells
Completed in Third Quarter 2012
(Operated unless otherwise noted)

Well Name	County/Formation Target	Oil (Bbls/d)	Natural Gas Liquids (Bbls/d)	Residual Natural Gas (MMcf/d)	Barrels of Oil Equivalent	Choke Setting	Pressure (psi)
Carden EF 7H	LaSalle – Eagle Ford	110	236	2.6	779	16/64”	3,435
Baetz A EF 1H	LaSalle – Eagle Ford	356	197	1.6	819	18/64”	3,538
Baetz A EF 2H	LaSalle – Eagle Ford	468	259	2.1	1,076	12/64”	3,563
Alderman Ranch EF 4H	LaSalle – Eagle Ford	153	273	2.3	810	18/64”	2,650
Alderman Ranch EF 5H	LaSalle – Eagle Ford	135	260	2.2	759	18/64”	2,437
Hayes EF 2H	McMullen – Eagle Ford	632	52	0.4	755	12/64”	3,500
Henry EF 1H	McMullen – Eagle Ford	544	56	0.5	678	14/64”	2,625
Henry EF 2H	McMullen – Eagle Ford	520	47	0.4	631	14/64”	2,500
SMR EF 6H	McMullen – Eagle Ford	1,097	54	0.5	1,226	16/64”	2,407
SMR OL 4H	McMullen – Olmos	614	136	0.9	897	16/64”	2,894
SMR EF 7H	McMullen – Eagle Ford	912	51	0.4	1,033	16/64”	2,011
SMR EF 8H	McMullen – Eagle Ford	837	31	0.3	911	16/64”	1,791

Further, three additional wells drilled (but not completed) in LaSalle County during the third quarter were drilled to test 60 acre downspacing assumptions. These wells have now been completed with initial production rates of each above 1,000 Boe, producing approximately 60% crude oil and natural gas liquids. Further downspacing tests will increase the Company’s crude oil and liquids rich drilling inventory.
Southeast Louisiana
In the Lake Washington field in Plaquemines Parish, LA, the Company continued its ongoing recompletion and production optimization program, performing four recompletions and fourteen production optimization projects during the quarter. The Company previously announced results of the recompletion of the LL&E #5, also known as the Jelly Bowl prospect. This well tested at 1,544 barrels of oil per day and 1.0 million cubic feet of gas per day on a 22/64” choke. An offset drilling location to this well is being prepared and will be drilled in the first half of 2013.
The Company completed one well, the CM 423, at Lake Washington during the third quarter. The well was drilled to a measured depth of 9,016 feet, encountered 202 feet of true vertical pay and tested 912 barrels of oil per day and 0.3 million cubic feet of gas per day on a 22/64” choke.
Swift Energy also drilled the CM 427, CM 426 and CM 429 in the third quarter and has now completed two of these during the fourth quarter.
The CM 427 was drilled to a measured depth of 4,300 feet and encountered 104 feet of true vertical pay; it reported an initial rate of 971 barrels of oil per day and 0.3 million cubic feet of gas per day. The CM 426, drilled to a measured depth of 4,659 feet, encountered 18 feet of true vertical pay, and tested 144 barrels of oil per day and 0.1 million cubic feet of gas per day of gas. The CM 429 will be completed by the end of 2012.
Central Louisiana/East Texas
In the Burr Ferry field in Vernon Parish, LA, the Company’s partner completed and tested the Forestar Minerals 18-1, which targeted the Austin Chalk. Initial production test rates of this well were 1,056 barrels of oil per day and 3.0 million cubic feet of gas per day with flowing tubing pressure of 4,000 psi on a 30/64” choke.
A second non-operated well, the GASRS 34-1, was also completed. Initial production test rates of this well were 840 barrels of oil per day and 5.1 million cubic feet of gas per day with flowing tubing pressure of 2,520 psi on a 30/64” choke.
In South Bearhead Creek, the Company has determined that its Wilcox position is prospective for horizontal drilling and has plans for a horizontal Wilcox test in the first half of 2013.
Increase in Borrowing Base
After a regularly scheduled semi-annual review, Swift Energy’s bank group increased the Company’s borrowing base under its revolving credit facility to $450 million from the previous borrowing base amount of $330 million, which was recently automatically decreased from $375 million after the early October issuance of the additional $150 million of senior notes due 2022. The Company had previously maintained a commitment amount of $300 million but increased this to $450 million with this recent review. The maturity of the credit facility was also extended to November 1, 2017 from May 12, 2016. There are currently no borrowings outstanding.
Price Risk Management
In the fourth quarter to date, Swift Energy has purchased gas floors covering approximately 20% - 25% of expected fourth quarter natural gas production at an average NYMEX strike price of $2.94 per MMBtu. On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).
Earnings Conference Call
Swift Energy will conduct a live conference call today, November 1, at 10:00 a.m. EDT to discuss third quarter 2012 financial results. To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on November 1 until November 8, by dialing 855-859-2056 and using Conference ID # 31901337. Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.
About Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, guidance or other statements contained herein, other than statements of historical fact, are forward-looking statements, including targets for 2012 production and reserves growth, estimates of 2012 capital expenditures and guidance estimates for the fourth quarter of 2012 and full-year 2012. These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves, availability and cost of capital, labor, services, supplies and facility capacity, availability of transportation hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission. Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	Percent Change	2012	2011	Percent Change
Revenues:
Oil & Gas Sales	$127,946	$143,123	(11)%	$396,068	$446,537	(11)%
Other	804	(591)		3,317	(2,499)
Total Revenue	$128,750	$142,532	(10)%	$399,385	$444,038	(10)%
Income From Continuing Operations	$3,122	$17,007	(82)%	$9,720	$63,938	(85)%
Basic EPS – Continuing Operations	$0.07	$0.39	(82)%	$0.22	$1.48	(85)%
Diluted EPS – Continuing Operations	$0.07	$0.39	(82)%	$0.22	$1.47	(85)%
Net Cash Provided By Operating Activities – Continuing Operations	$68,005	$101,573	(33)%	$223,684	$288,514	(22)%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.58	$2.38	(34)%	$5.21	$6.77	(23)%
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$71,215	$90,021	(21)%	$213,041	$274,764	(23)%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$1.66	$2.11	(21)%	$4.96	$6.45	(23)%
Weighted Average Shares Outstanding (Basic)	42,901	42,470	(1)%	42,812	42,365	(1)%
Weighted Average Shares Outstanding (Diluted)	42,971	42,678	(1)%	42,945	42,619	(1)%
EBITDA (non-GAAP measure)	$79,484	$91,421	(13)%	$242,190	$293,832	(18)%
Production (MBoe) – Continuing Operations	2.87	2.54	13%	8.59	7.83	10%
Realized Price ($/Boe) – Continuing Operations	$44.51	$56.31	(21)%	$46.10	$57.04	(19)%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 7. Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions.

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP(a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	September 30, 2012	September 30, 2011	Percent Change
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$68,005	$101,573	(33)%
Increases and Decreases In:
Accounts Receivable	(1,884)	(5,012)
Accounts Payable and Accrued Liabilities	(262)	(7,094)
Income Taxes Payable	50	17
Accrued Interest	5,306	537
Cash Flow Before Working Capital Changes – Continuing Operations	$71,215	$90,021	(21)%

INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$3,122	$17,007	(82)%
Provision for Income Taxes	2,422	10,388
Interest Expense, Net	13,762	8,439
Depreciation, Depletion & Amortization & ARO (b)	60,178	55,587
EBITDA	$79,484	$91,421	(13)%

	Nine Months Ended
	September 30, 2012	September 30, 2011
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$223,684	$288,514	(22)%
Increases and Decreases In:
Accounts Receivable	(14,385)	(6,694)
Accounts Payable and Accrued Liabilities	3,051	(8,077)
Income Taxes Payable	248	234
Accrued Interest	443	787
Cash Flow Before Working Capital Changes – Continuing Operations	$213,041	$274,764	(23)%

INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$9,720	$63,938	(85)%
Provision for Income Taxes	6,821	37,822
Interest Expense, Net	40,546	25,449
Depreciation, Depletion & Amortization & ARO (b)	185,103	166,623
EBITDA	$242,190	$293,832	(18)%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of September 30, 2012	As of December 31, 2011
Assets:
Current Assets:
Cash and Cash Equivalents	$1,650	$251,696
Other Current Assets	60,731	76,455
Total Current Assets	62,381	328,151

Oil and Gas Properties	5,004,971	4,428,013
Other Fixed Assets	41,297	38,832
Less-Accumulated DD&A	(2,781,965)	(2,599,079)
Total Properties	2,264,303	1,867,766

Other Assets	14,803	16,552
	$2,341,487	$2,212,469
Liabilities:
Current Liabilities	$196,531	$211,794
Long-Term Debt	822,721	719,775
Deferred Income Taxes	212,876	206,567
Asset Retirement Obligation	77,204	67,115
Other Long-term Liabilities	10,795	10,709
Stockholders’ Equity	1,021,360	996,509
	$2,341,487	$2,212,469

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Nine Months Ended
	September 30, 2012	Per Boe	September 30, 2012	Per Boe
Revenues:
Oil & Gas Sales	$127,946	$44.51	$396,068	$46.10
Other Revenue	804		3,317
	128,750	44.79	399,385	46.48
Costs and Expenses:
General and Administrative, net	11,952	4.16	36,025	4.19
Depreciation, Depletion & Amortization	58,987	20.52	181,638	21.14
Accretion of Asset Retirement Obligation (ARO)	1,191	0.41	3,465	0.40
Lease Operating Costs	26,634	9.26	85,330	9.93
Severance & Other Taxes	10,680	3.72	35,840	4.17
Interest Expense, Net	13,762	4.79	40,546	4.72
Total Costs & Expenses	123,206	42.86	382,844	44.56
Income from Continuing Operations Before Income Taxes	5,544	1.93	16,541	1.93
Provision for Income Taxes	2,422	0.84	6,821	0.79
Income from Continuing Operations	3,122	1.09	9,720	1.13
Income (Loss) from Discontinued Operations, Net of Taxes	---	NM	---	NM
Net Income	$3,122	$1.09	$9,720	$1.13

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Nine Months Ended
	September 30, 2012	September 30, 2011
Cash Flows From Operating Activities:
Net Income	$9,720	$78,185
Gain From Discontinued Operations, Net of Taxes	---	(14,247)
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	181,638	163,141
Accretion of Asset Retirement Obligation (ARO)	3,465	3,482
Deferred Income Taxes	8,239	36,332
Stock Based Compensation Expense	10,562	9,281
Other	(583)	(1,410)
Change in Assets and Liabilities -
Decrease in Accounts Receivable	14,385	6,694
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	(3,051)	8,077
Decrease in Income Taxes Payable	(248)	(234)
Decrease in Accrued Interest	(443)	(787)
Cash Provided by Operating Activities – Continuing Operations	223,684	288,514
Cash Provided by Operating Activities – Discontinued Operations	---	5
Net Cash Provided by Operating Activities	223,684	288,519

Cash Flows From Investing Activities:
Additions to Property and Equipment	(575,711)	(368,754)
Proceeds from the Sale of Property and Equipment	523	6,084
Cash Used in Investing Activities – Continuing Operations	(575,188)	(362,670)
Cash Provided by Investing Activities – Discontinued Operations	---	5,000
Net Cash Used in Investing Activities	(575,188)	(357,670)

Cash Flows From Financing Activities:
Net Proceeds From Bank Borrowings	102,640	---
Net Proceeds From Issuance of Common Stock	1,599	2,102
Purchase of Treasury Shares	(2,781)	(3,319)
Cash Provided by (Used in) Financing Activities – Continuing Operations	101,458	(1,217)
Cash Provided by (Used in) Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	101,458	(1,217)
Net Decrease in Cash and Cash Equivalents	(250,046)	(70,368)

Cash and Cash Equivalents at the Beginning of the Period	251,696	86,367
Cash and Cash Equivalents at the End of the Period	$1,650	$15,999

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended September 30, 2011
	September 30, 2012	June 30, 2012	Percent Change		Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,875	2,918	(1)%	2,542	13%
Natural Gas (Bcf)	8.96	9.50	(6)%	8.15	10%
Crude Oil (MBbl)	870	905	(4)%	937	(7)%
NGL (MBbl)	512	430	19%	247	107%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$44.51	$45.22	(2)%	$56.31	(21)%
Natural Gas ($/Mcf)	$2.52	$2.01	26%	$3.68	(32)%
Crude Oil ($/Bbl)	$102.73	$108.02	(5)%	$105.55	(3)%
NGL ($/Bbl)	$31.29	$35.25	(11)%	$57.76	(46)%

SWIFT ENERGY COMPANY
FOURTH QUARTER AND FULL YEAR 2012
GUIDANCE ESTIMATES

	Actual For Third Quarter 2012	Guidance For Fourth Quarter 2012			Guidance For Full Year 2012
Production Volumes (MMBoe)	2.87	3.02	-	3.14	11.6	-	11.7

Production Mix:
Natural Gas (Bcf)	8.96	7.86	-	8.18	35.6	-	35.9
Crude Oil (MMBbl)	0.87	1.2	-	1.25	3.86	-	3.91
Natural Gas Liquids (MMBbl)	0.51	0.51	-	0.53	1.82	-	1.85
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.37)	$(0.25)	-	$(0.50)	$(0.25)	-	$(0.50)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$9.38	$7.00	-	$10.00	$7.00	-	$10.00
NGL (per Bbl)
Percent of NYMEX Crude	34%	30%	-	40%	35%	-	45%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$9.26	$9.15	-	$9.50	$9.55	-	$9.80
Severance & Ad Valorem Taxes (as % of Revenue dollars)	8.3%	8.5%	-	9.5%	8.5%	-	9.5%
Other Costs:
G&A per Boe	$4.16	$3.75	-	$4.00	$4.00	-	$4.15
Interest Expense per Boe	$4.79	$5.15	-	$5.40	$4.70	-	$4.90
DD&A per Boe	$20.52	$20.00	-	$20.25	$20.75	-	$21.00
Supplemental Information:
Capital Expenditures (in Thousands)
Operations	$191,178	$105,500	-	$120,000	$657,000	-	$668,000
Capitalized G&G (Note 4)	$7,639	$8,000	-	$8,300	$30,000	-	$32,000
Capitalized Interest	$1,967	$2,000	-	$2,300	$8,000	-	$10,000
Total Capital Expenditures	$200,784	$115,500	-	$130,500	$695,000	-	$710,000

Basic Weighted Average Shares	42,901	42,800	-	43,000	42,800	-	43,100

Diluted Weighted Average Shares	42,971	42,900	-	43,200	42,900	-	43,200

Effective Tax Rate	43.7%	39.0%	-	43.0%	39.0%	-	42.0%
Deferred Tax Percentage	100%	100%			100%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected, which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.